Exhibit 10.6.19

390 lnterlocken Crescent
Suite 410
Broomfield, CO 80482
USA

Tel: +1 720 566 9920
Fax: +1 720 566 9680
www.paconsulting.com

December 7, 2005

Kenneth D. Cory

Calpine Corporation

50 West San Fernando Street

San Jose, CA 95113

Via e-mail: kcory@calpine.com

Dear Dr. Cory:

This letter (the “Confirmation Letter”) confirms the engagement (the “Engagement”) of PA Consulting Group, Inc. (“PA”) by Calpine Corporation (“Calpine”). Per our discussion this morning, we understand that PA will be working at your direction and the direction of Calpine’s executive management team. These services will include evaluating Calpine’s business alternatives in light of commodity market conditions and their impacts on asset and company operations, cash flows, collateral requirements now and moving forward and values.

As you are aware, PA has built a distinguished reputation within the global energy industry through its expertise in independent market analysis and management consulting. PA Is a leader in providing analysis of market structure, generation, transmission, environmental, contractual, and risk management and trading issues, often in the context of financial restructuring and business planning. PA has worked with multiple energy asset owners and investors to develop or revise corporate strategies during the downturn of the industry over the past few years, and, consequently, PA is widely recognized for its market insight and independence.

This letter contains the scope of work, highlights members of the project team, and sets forth the commercial arrangements and terms of business under which PA will operate.

Engagement Scope

PA will assist Calpine and it’s advisors in the development of a going forward business plan. PA will conduct due diligence with respect to Calpine and its assets in order to project cash flows, assess asset and company values, and evaluate business plan alternatives. This effort may, as requested by Calpine, consist of six primary categories of tasks:

1.	Asset operations review

PA will apply its tested due diligence approach to thoroughly review Calpine’s inventory of assets. This “funnel” process will start with a high-level overview to rapidly provide an initial assessment and continue until the impacts of detailed asset operating characteristics are analyzed. Assets reviewed will include generating units, greenfield development projects, gas assets, fuel supply or transport agreements, power sales agreements, and long-term maintenance service agreements.

continued

continued	PA

2.	Trading activities review

Trading activities (whether oriented toward speculating on market prices or hedging asset cash flows) have tremendous value and liquidity implications and often invite stakeholder scrutiny. In addition to reviewing the long-term contracts tied to specific assets, at the request of Calpine, PA will examine the trading positions and risk management activities of Calpine and its entities. The assessment will address market value (MTM), market and credit risk factors (such as hedge benefits and counterparty exposures), and liquidity risks (such as potential collateral requirements, to the extent these are not resolved by CalBear).

3.	Market commodity price forecasting

PA will provide forecasts of commodity prices in the regions in which Calpine operates. These regional forecasts will address fuel prices (coal, natural gas, and fuel oil), electric supply and demand conditions, transmission constraints, hydro generation conditions, emissions allowance costs, and new construction costs. The market forecasts will serve as the basis for projecting asset earning power and collateral value. The electric forecast will include PA’s regional model and LMP models where appropriate.

4.	Asset and company gross margin, EBITDA, and cash flow forecasting

PA will project Calpine’s performance using an approach that PA has consistently applied to evaluate multiple types of electric generating assets and asset portfolios. This approach focuses on a fundamental analysis of each asset’s earning power. Given the asset characteristics and the forecasted conditions in each regional market, PA will project the revenues and costs resulting from the specific operations of each asset. Area of analysis will include environmental issues, impacts of LTSA’s, transmission constraints and fuel availability and deliverability.

After projecting market conditions and asset performance, PA will assess other cash drivers (such as capital expenditures, corporate overhead, and changes in working capital) to complete a cash flow forecast, which will help to assess the debt service/maturity coverage and identify potential debt restructuring alternatives.

5.	Asset collateral valuation

PA will, at the request of Calpine, assess the values of the assets (and the entities and consolidated company) and their ability to support debt as collateral. In addition to valuing the assets according to their cash flows, PA will provide information regarding comparable asset sales and their implications for potential sale values.

Business alternatives assessment

Tasks 1-5 will provide a foundation for recommendations regarding Calpine’s strategic alternatives. Strategic options for consideration could include asset sales, greenfield development project suspension or completion, energy management agreements for specific assets, capital expenditure alternatives, etc. and shall be performed at the request of Calpine. Deliverables for each of the six tasks will be agreed upon as the work progresses and might include due diligence reports, commodity price forecasts, asset performance forecasts and values, market expert reports, and expert testimony.

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Engagement Team Highlights

PA’s Global Energy Practice includes approximately 100 staff members and offers expertise in disciplines such as energy economics, asset operations, accounting, finance, energy trading, and risk management. By combining functional expertise with practical industry experience, we are prepared to identify and quantify the critical issues faced by Calpine.

The core team for the Engagement will include individuals who have worked together during numerous energy industry-restructuring efforts over the past few years (PA contributed to the restructuring of PGE National Energy Group, NRG Energy, Dynegy, Allegheny Energy, Edison Mission Energy, Exelon Boston Generating, and Mirant).

Commercial Arrangements

PA proposes to conduct this project on a time and materials basis with labor billed at our standard commercial rates, as follows:

Table 1

Commercial Billing Rates

Title / Role	Hourly Billing Rate
Partner	$545 -$620
Managing Consultant	$465
Principal Consultant	$350
Consultant	$300
Consultant Analyst / Analyst	$245
Technical Associate	$120
Administrator	$65

In addition, we will also be reimbursed for reasonable and documented third-party out-of-pocket expenses including, but not limited to, costs of reproduction, reasonable travel and subsistence expenses which have been previously agreed and approved by Calpine. All expenses will be billed directly.

PA will submit invoices, with supporting receipts or backup documentation, to Calpine for review, and Calpine will review the some upon receipt. If Calpine rejects any charges on an invoice, the parties will use their best efforts to resolve the dispute promptly.

Terms of Business

The terms and conditions set forth in this Confirmation Letter, together with the attached US Terms of Business Consulting Services (US ToBC 2003.1) agreement will govern the Engagement. We understand and agree that our work on this matter will be solely for Calpine and its subsidiaries and/or affiliates and not for any third party, and that the intellectual property in all work papers, reports, and schedules prepared by PA as part of the Engagement shall be treated In accordance with the attached terms of business and shall be considered confidential.

Upon your review of the letter agreement, we would be pleased to answer any questions you may have regarding our approach, the scope, or the terms of business. I may be contacted by phone at (720) 566-9920.

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If you find the proposal satisfactory, please complete, sign, and return this letter to my attention at PA’s Denver office. Please also fax a copy to me at (720) 566-9680. Thank you for considering PA. Please do not hesitate to call me should you have any inquiries or concerns.

We look forward to starting the assignment.

Sincerely,

/s/ Todd Filsinger
Todd Filsinger
Member of PA’s Management Group

Encs Commercial Terms of Business US ToBC 2003.1

cc: Bryan Savage

continued	PA

Authorization to Commence Work

Parties signing this Agreement warrant that they are duly authorized to sign on behalf of their respective organizations. We hereby agree and accept the Proposal dated December 7, 2005 and the Commercial Terms of Business US ToBC 2003.1.

Signed for and on behalf of PA Consulting Group, Inc.		Signed for and on behalf of Calpine Corporation

/s/ Todd Filsinger		/s/ Kenneth D. Cory
Name:	Todd Filsinger	Name:	Kenneth D. Cory
Title:	Member of PA’s Management Group	Title:	Vice President – Strategy
Date:	December 7, 2005	Date:

US TERMS OF BUSINESS CONSULTING SERVICES (REFERENCE: US ToBC 2003.1

These US Terms of Business Consulting Services (the “Terms”) have been entered into as of December 14 2005, (the “Effective Date”) between PA CONSULTING GROUP, INC. whose principal office is located at 1750 Pennsylvania NW, Suite 1000, Washington, DC 20006 (“PA”) and Calpine Corporation whose principal office is located at 50 West San Fernando Street San Jose, CA 95113 (the “Client”) (each, a “Party;” collectively, the “Parties.”) These Terms, together with the Confirmation Letter dated December 7, 2005, which is incorporated herein by this reference, form our agreement (“Agreement”)

In the event of any inconsistency between these Terms and the Confirmation Letter, the Confirmation Letter shall govern.

1.	PA’s Obligations

1.1	PA will perform the services set forth herein (the “Services”) with reasonable care and skill in accordance with good practice within the consulting industry, using appropriately qualified staff.

1.2	PA will so far as it is practical use the consultants identified to the Client in the Agreement. However, PA may replace these personnel with consultants of equivalent skills and experience (including third party consultants), subject to the Client’s prior written consent, not to be unreasonably delayed, made conditional or withheld. Client agrees that PA may continue to provide consulting services (including by way of example only, public forecasts) to other clients (including by way of example only, Calpine generators).

1.3	PA will use best efforts to meet agreed or estimated timescales.

2.	Client’s Obligations

2.1	The Client will provide such facilities, materials, information and resources for the performance of the Services as reasonably requested by PA. The Client will reasonably cooperate with PA as necessary during the performance of the Services and shall respond to PA’s reasonable requests for consultation, information, decisions and approvals.

3.	Fees and Payment

3.1	An estimate of fees and expenses for the Services is set out In the Agreement, which is calculated on an agreed upon time and material basis. This estimate is not an offer to perform the Services for a fixed price. All fees and charges due under the Agreement are exclusive of VAT, sales and use and similar taxes of any kind.

3.2	All properly invoiced amounts shall be due and paid to PA within forty-five (45) days after invoice receipt

4.	Forecasts and Recommendations / Third Party Services

4.1	Statements made by PA relating to the Services, and all surveys, forecasts, recommendations and opinions (together “Forecasts”) in any proposal, report, presentation or other communication by PA are made In good faith on the basis of information available at the time. Forecasts are not a representation, undertaking or warranty as to outcome or achievable results.

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4.2	Implementation of the results of the Services and completion of any project of which the Services form part may require the involvement or supervision of or giving advice to third parties engaged by the Client. PA strongly recommends that the Client obtain independent advice before entering into any legally binding commitment with any such third parties.

4.3	PA may, during its performance of the Services, make statements about or recommendations of third party software, equipment or services. No warranty shall be attributable to PA regarding its recommendation of any such software, equipment or services, and the Client shall look solely to the warranties and remedies provided by any such third party with whom it may contract.

5.	Confidentiality

5.1	PA and the Client each undertake, during the provision of Services and for two (2) years after completion of the Services or earlier termination of the Agreement, to keep confidential information that can reasonably be understood to be confidential received from, or on behalf of the other Party in relation to the Agreement, whether orally, electronically or in permanent form (“Confidential Information”). Either Party may disclose Confidential Information to its employees, attorney, accountants, consultants, subcontractors and advisors, and those of other companies in its Group, on a need-to-know basis who are In all cases contractually obliged to the disclosing Party (including within an employment contract) to keep the information confidential. “Group” means companies which control, are controlled by or are under common control with one of the Parties.

5.2	Confidential Information excludes any information which is (i) in the receiving Party’s possession at the time of disclosure (other than by breach of the Agreement); (ii) received from a third party (other than one whom the receiving Party knows or should reasonably assume is not entitled to disclose it); (iii) published before or after the date of disclosure through no fault of the receiving Party; (iv) independently developed by the receiving Party without the use of the Confidential Information; or (v) required to be disclosed by operation of law or a competent regulatory authority.

5.3	If PA and the Client have separately entered into an agreement in respect of any Confidential Information (“NDA”) with each other, this Agreement shall prevail over the terms of the NDA in the event of any conflict or inconsistency between the Agreement and the NDA.

6.	Intellectual Property and Rights of Use

6.1	“IP” means all forms of intellectual property, including, without limitation, property in and rights under registered and unregistered copyright, domestic and foreign patents, conceptual solutions, circuit layout rights, performance rights, design rights, designs, database rights, trade names, registered and unregistered trademarks, service marks, corporate names, internet domain names, trade dress, brand names, computer programs, trade secrets, methodologies, ideas, processes, inventions, methods, tools and know-how, formulae and recipes and entitlement to make application for formal or otherwise enhanced rights of any such nature.

6.2	IP and rights to IP owned by any Party on the date of the Agreement (“Background IP”) shall remain the property of that Party.

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6.3	The Client hereby grants to PA a royalty-free, non-exclusive, non-transferable license to use the Client’s Background IP as required to allow PA to perform its obligations under the Agreement.

6.5	PA Warrants that to the best of PA’s knowledge and belief the results of the Services shall not infringe the copyright of any third party.

6.6	PA does not conduct any searches of registrable IP, and thus does not warrant that any such IP will be outside the scope of any patent or other IP registration. Notwithstanding the foregoing, PA agrees to indemnify and hold harmless Client and shall defend any action brought against Client arising from any claim that Client’s use of PA’s IP under the terms of this Agreement infringes any patent, copyright, trademark, trade secret, or other proprietary right belonging to a third party (“Third Party Claim”) and to hold Client harmless from any and all liabilities, losses, costs, damages, expenses, and reasonable attorney’s fees that result from any such Third Party Claim.

7.	Liability

7.1	PA accepts liability without limitation for death or personal injury to any person due to its negligence or the negligence of its employees.

7.2	PA accepts liability for physical damage to or loss of the Client’s tangible property, including loss of data, if the damage or loss is due to PA’s negligence or breach of contract. For the purposes of this clause, liability will be capped at US$750,000 in respect of any one incident or series of connected incidents and is further capped at a maximum aggregated amount of US $3,000,000 in respect of all claims failing within the amblt of this clause 7.2.

7.3	In respect of any liability other than those falling within clauses 6.6, 7.1 and 7.2, neither Party’s total liability arising out of or in connection with the Agreement shall exceed in aggregate 150% of the fees paid by the Client.

7.4	Neither Party shall be liable to the other Party, whether in contract, tort (including negligence) or otherwise for:

(i) Any loss of profit, loss of contracts, loss of benefit, loss of anticipated savings, loss of reputation, loss of goodwill or loss of use suffered or Incurred directly or indirectly by the Client;

(ii) Any consequential or indirect loss or damage howsoever arising and of whatsoever nature; and

(iii) Any punitive or exemplary damages.

7.5	Nothing in this Clause 7 shall limit the liability of either party for fraud or deceit.

7.6	Each Party shall have the obligation to prove, minimise and mitigate all losses claimed under this Agreement.

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7.7	PA agrees to maintain general liability, auto liability and workers compensation coverage with limits not less than $1,000,000 each occurrence. Such coverage shall include Client as an additional insured.

8.	Indemnities

8.1	Each Party (the “Indemnifying Party”) agrees to indemnify the other Party (the “Indemnified Party”) against any third party claim brought against the Indemnified Party in respect of any injury, damage or loss occasioned by the Indemnifying Party or a third party’s use, or with respect to the Services performed hereunder, regardless of whether that third party claim is brought against the Indemnified Party in contract, tort (including negligence) or otherwise.

9.	Force Majeure

9.1	Neither Party will be liable for any breach of the Agreement which results from that Party being prevented, hindered or delayed from observing or performing its obligations under the Agreement by an act beyond its reasonable control. The Party so affected will, as soon as reasonably possible, give notice to the other Party of the occurrence of such event.

10.	Termination

10.1	The Agreement may be terminated by either Party at any time, for convenience, on ten days’ written notice to the other Party.

10.2	Termination will not affect any accrued rights and liabilities arising out of the Agreement.

10.3	Where PA is entitled to terminate the Agreement it may, instead, elect (without prejudice to PA’s other rights and remedies including its right to terminate) to suspend performance by giving written notice to that effect to the Client.

11.	Term

11.1	The term of the Agreement shall be from the date of signing the Agreement until the date that the Services performed hereunder are completed, unless terminated as described in clause 10 hereof.

12.	General

12.1	Non-Solicitation – Both Parties undertake, during the performance of the Services and for six months from their completion, not knowingly directly or indirectly solicit any of the other Party’s employees (whether as an employee or an independent contractor) who is or has been concerned with or engaged in the performance or procurement of the Services. This clause 12.1 will not prevent either Party from advertising for staff in public media.

12.2	Counterparts – The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Instrument.

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12.3	Third Party Beneficiaries – Unless expressly stated otherwise in the Agreement, each Party intends that the Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties. Notwithstanding the foregoing, the Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

12.4	Assignment – Neither party shall assign the Agreement or any right arising under it without PA’s the other party’s prior written consent which shall not be unreasonably or untimely withheld; provided, however, that Client may assign its rights and obligations hereunder to an affiliate or another entity involved in the subject matter of the Services or in connection with any merger, acquisition or similar event. Client shall provide PA written notice of any such assignment.

12.5	Publicity – Neither Party will make any public statement or release any public material relating to the Services or their performance under the Agreement without the prior written consent of the other Party. PA may include the Client’s name on its published list of clients. PA may also refer to the Services without mentioning the Client by name.

12.6	Entire Agreement – Subject to clause 5.3, the Agreement contains the entire understanding and agreement of the Parties with respect to the subject matter thereof. There is no express or implied prior understanding, warranty, representation or undertaking which is not included in or superseded by the Agreement. PA and the Client agree that all implied terms relating to fitness for purpose implied both by statute and by law hereby are excluded.

12.7	Amendment – Any amendment to the Agreement will only be valid if it is agreed to by both Parties in writing.

12.8	Waiver – Delay or omission by a Party in exercising its rights or remedies hereunder will not be deemed a waiver of any such right or remedy.

12.9	Notice – Notices and other communications to be served under the Agreement shall be in writing and shall be deemed given when (i) delivered by hand, (ii) one (1) business day after mailed, to the addressee, if sent by Express Mail, Fed Ex, or other express delivery service (or two (2) business days, if mailed to a destination outside the United States), (iii) three (3) business days after mailed, to the addressee, by regular mail delivery of the U.S. Postal Service, or (iv) on receipt of a transmission report, if sent by facsimile (in all cases in the absence of evidence of earlier delivery), to the addressee at the address set forth in the Agreement.

12.10	Severability – If any of the provisions of the Agreement is judged to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement will not in any way be affected or impaired thereby.

12.11	Governing Law – The Agreement will be governed by and construed in accordance with the laws of the State of New York, regardless of the law that might be applied under principles of conflicts of laws.

12.12	Jurisdiction – Any legal action or proceeding with respect to the Agreement may be brought in

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the courts of the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of the Agreement, each Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by guaranteed overnight courier to such Party at its address set forth in the Agreement, such service to become effective seven (7) business days after such mailing. Nothing in the Agreement shall affect either Party’s’ right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Client in any other U.S. jurisdiction. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with the Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

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